Exhibit 99.1

Blue Cloud Softech's Strategic Expansion and Positive Market Reception Reinforce Rationale of ConnectM Share Exchange

ConnectM retains a ~17.3% post-issue stake in Blue Cloud Softech Solutions Ltd. (BSE: 539607) received in an April 2026 non-cash share exchange for ConnectM's 94.11% interest in Global Impx Inc, an energy and digital infrastructure platform being integrated into Blue Cloud's AI, Energy and Data Center strategy.

MARLBOROUGH, Mass., June 25, 2026 -- ConnectM Technology Solutions, Inc. (OTCQX: CNTM), a technology company powering the physical layer of the AI economy across distributed energy and last-mile logistics, today highlighted the continued strategic progress at Blue Cloud Softech Solutions Ltd. (BSE: 539607), in which ConnectM Technology Solutions, Inc. (“ConnectM”) holds an approximately 17.3% post-issue equity stake.

Since the approval of a of share exchange transaction earlier in April 2026, Blue Cloud Softech Solutions Ltd. (“Blue Cloud”) has continued to execute on the integration of the acquired Global Impx business, including its energy, mobility, software and infrastructure capabilities, while advancing its broader growth initiatives. Favorable response from investors and stakeholders to Blue Cloud's strategic direction and recent corporate developments further reinforces the rationale behind ConnectM's decision to exchange its interest in Global Impx for an equity stake in Blue Cloud and is helping support expanding discussions with customers and prospective partners.

ConnectM received 160 million Blue Cloud shares in the April 2026 share-swap transaction in which ConnectM exchanged its 94.11% interest in Global Impx Inc. The transaction was structured as a non-cash share exchange.

“Blue Cloud’s continued execution following the acquisition of Global Impx and the positive response to its strategic initiatives reinforce the rationale behind our share exchange,” said Bhaskar Panigrahi, Chairman and Chief Executive Officer of ConnectM. “Global Impx brings a differentiated package of capabilities that ConnectM and our partners have built over several years, including EV and smart mobility platforms, rooftop solar and renewable energy project execution, distributed microgrid and critical-site infrastructure, AI-enabled energy management and virtual power-plant capabilities, and access to select proprietary technologies and licensed IP developed within ConnectM, Keen Labs and related sensor and data platforms. Taken together, these capabilities strengthen the platform Blue Cloud is building for AI-linked energy and digital infrastructure, including data center and edge workloads, and support its ability to pursue larger-scale opportunities and partnership discussions in India and beyond. ConnectM remains a long-term holder of Blue Cloud equity.”

“The assets acquired through our share exchange transaction with ConnectM are integrating into Blue Cloud’s broader platform and supporting our next phase of growth,” said Janaki Yalavada, Chairman of Blue Cloud Softech Solutions Ltd. “Our focus is on bringing Global Impx’s capabilities into Blue Cloud’s execution roadmap across EV and smart mobility, rooftop solar and renewable energy, distributed microgrids and site infrastructure, intelligent energy management and AI-enabled digital infrastructure, including future-ready data center and edge deployments. As we integrate these operating businesses and the underlying technology stack – including access to select proprietary technologies and licensed IP from ConnectM, Keen Labs and associated sensor, data and energy-software platforms – we believe we are strengthening Blue Cloud’s AI, Energy and Data Center initiatives and expanding our ability to pursue larger platform opportunities. The progress on integration, together with other growth initiatives in the pipeline, is broadening our conversations with customers and ecosystem players and helping open the door to wider strategic and global partnership opportunities.”

For more information on the original share-swap transaction, please see ConnectM's 8-K and press release dated April 29, 2026.

About ConnectM Technology Solutions, Inc.

ConnectM is a technology company powering the physical layer of the AI economy across distributed energy and last-mile logistics. Through its various operating segments, the Company delivers cutting edge energy storage, distributed energy, last-mile delivery, and AI infrastructure solutions to customers worldwide. For more information, visit www.connectm.com.

About Blue Cloud Softech Solutions Ltd.

Blue Cloud Softech Solutions Ltd. (BSE: 539607) is a publicly listed, Hyderabad, India-based technology and infrastructure company with over 30 years of experience delivering solutions to government and enterprise customers. The Company operates a portfolio of IP-led platforms across digital health (BluHealth), AI diagnostics (BluBio), advanced sterilization (BioSter), 5G connectivity, cybersecurity, and enterprise telecom.

Through a disciplined SPV-based model, Blue Cloud enables scalable deployment of technology platforms across India and international markets, combining government-grade relationships, proprietary technologies, and a platform-centric approach to drive repeatable, high-margin growth.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have based these forward-looking statements on our current expectations and projections about future events. All statements, other than statements of present or historical fact included in this press release, regarding our future financial performance and our strategy, expansion plans, future operations, future operating results, estimated revenues, losses, projected costs, prospects, plans and objectives of management are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “continue,” “project” or the negative of such terms or other similar expressions. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. We caution you that the forward-looking statements contained herein are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. In addition, we caution you that the forward-looking statements regarding the Company contained in this press release are subject to the risks and uncertainties described in the “Cautionary Note Regarding Forward-Looking Statements” section of our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q that we file with the Securities and Exchange Commission. Such filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and ConnectM is under no obligation to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Relations
ConnectM Technology Solutions, Inc.
+1-617-395-1333
irpr@connectm.com

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